NEWS RELEASE

FOR IMMEDIATE RELEASE                        Stock Symbol: BFSB
January 30, 2008                             Traded on Nasdaq Global Market

CONTACTS:
Angelo J. Di Lorenzo
Vice Chairman and
Chief Executive Officer

Richard A. Kielty
President and
Chief Operating Officer

(718) 855-8500

                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
   OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2008 AND ANNOUNCES A
                      40.0% INCREASE IN ITS QUARTERLY CASH
                           DIVIDEND TO $0.07 PER SHARE

BROOKLYN, N.Y. - January 30, 2008 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended December 31, 2007 compared to $1.7 million for the quarter ended December 31, 2006. The Company also reported basic and diluted earnings per common share of $0.09 for the quarter ended December 31, 2007 compared to basic and diluted earnings per share of $0.13 for the quarter ended December 31, 2006.

In addition, on January 15, 2008 the Company's Board of Directors approved a cash dividend of $0.07 per share of common stock, which represents a 40.0% increase, or $0.02, from the Company's most recent dividend paid on November 30, 2007. The dividend will be paid to stockholders of record as of February 14, 2008, payable on February 29, 2008.

Total assets at December 31, 2007 increased $10.0 million, or 2.6%, to $400.4 million, compared to total assets of $390.4 million at September 30, 2007. The increase was primarily due to increases in cash and due from banks of $4.5 million, or 82.5%, to $9.9 million at December 31, 2007 from $5.4 million at September 30, 2007, loans receivable, net of allowances, of $3.6 million, or 1.6%, to $229.1 million at December 31, 2007 from $225.5 million at September 30, 2007, securities, including securities available-for-sale, of $1.6 million, or 2.0%, to $79.5 million at December 31, 2007 from $77.9 million at September 30, 2007, loans held-for-sale of $1.4 million, or 2.4%, to $60.6 million at December 31, 2007 from $59.2 million at September 30, 2007, offset in part by decreases in certificate of deposit investments of $397,000, or 10.2%, to $3.5 million at December 31, 2007 from $3.9 million at September 30, 2007 and other assets of $642,000, or 3.5%, to $17.9 million at December 31, 2007 from $18.6 million at September 30, 2007.

COMPARISON  OF OPERATING  RESULTS FOR THE QUARTERS  ENDED  DECEMBER 31, 2007 AND
2006

Total net interest income before provision for loan losses decreased $304,000, or 7.0%, to $4.1 million for the quarter ended December 31, 2007 compared to $4.4 million for the quarter ended December 31, 2006. Interest income for the quarter ended December 31, 2007 decreased $447,000, or 6.3%, to $6.7 million compared to $7.1 million for the comparable quarter in 2006. Interest expense decreased $143,000, or 5.1%, to $2.6 million for the quarter ended December 31, 2007 compared to $2.8 million for the quarter ended December 31, 2006.

The average balance of net loans, including loans held-for-sale, increased $1.4 million, or 0.5%, to $293.6 million for the quarter ended December 31, 2007 compared to $292.2 million for the comparable quarter in 2006. The average balance of the Company's securities and other interest-earning assets decreased $15.5 million, or 15.3%, to $86.1 million for the quarter ended December 31, 2007 compared to $101.6 million for the comparable period in 2006. The Company continued to deploy the funds from repayments in its securities portfolio and net deposit inflows into loan products, and to a lesser extent, reinvestment in its held-to-maturity investment portfolio. The average balance on total interest-earning assets decreased $14.2 million, or 3.6%, to $379.7 million for the quarter ended December 31, 2007 compared to $393.9 million for the comparable quarter in 2006. The average yield on total interest-earning assets decreased 20 basis points to 7.06% for the quarter ended December 31, 2007 compared to 7.26% for the comparable period in 2006. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $20.4 million, or 7.9%, to $277.1 million for the quarter ended December 31, 2007 compared to $256.7 million for the same quarter in 2006. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, decreased by $35.5 million, or 78.6%, to $9.7 million for the quarter ended December 31, 2007 compared to $45.2 million for the quarter ended December 31, 2006. The average cost of total interest-bearing liabilities decreased one basis point to 3.68% for the quarter ended December 31, 2007 from 3.69% for the same quarter in 2006.

The loan loss provision increased by $51,000, or 300.0%, to $68,000 for the quarter ended December 31, 2007 compared to $17,000 for the quarter ended December 31, 2006.

Non-interest income decreased by $103,000, or 13.1%, to $682,000 for the quarter ended December 31, 2007 from $785,000 for the same quarter in 2006. The decrease was primarily due to decreases in syndication fees earned of approximately $117,000, other miscellaneous mortgage fees of approximately $84,000, depositor related fees of approximately $4,000 and other miscellaneous income of $7,000, offset in part by increases in commercial loan fees of $46,000, construction loan fees of $17,000, net gain on sale of loans held-for-sale of $40,000 and bank owned life insurance income of $6,000.

Non-interest expense increased by $414,000, or 17.3%, to $2.8 million for the quarter ended December 31, 2007 from $2.4 million for the same period in 2006. The increase was mainly due to a compensation and benefit expense increase of $342,000, which included approximately $78,000 in expenses for the partial vesting of the Company's stock-based incentive plan, increases in employee salaries, health care insurance costs and director compensation. There were also increases in occupancy and equipment expense primarily due to rent increases on existing branch locations and the new branch rental in Commack, Suffolk County, New York, of approximately $61,000, professional fees of approximately $30,000, offset in part by reductions in data processing fees of $17,000 and miscellaneous expenses of $2,000, which includes printing, postage and other service fees.

Provision for income taxes decreased by $357,000, or 34.1%, to $689,000 for the quarter ended December 31, 2007 compared to a $1.0 million expense for the same quarter in 2006. The primary reason for the decrease was decreased taxable income before income taxes. The effective income tax rate for the quarter ended December 31, 2007 was 37.0% compared to an effective income tax rate of 38.3% for the same quarter in 2006.

STOCK REPURCHASE PROGRAMS

The Company's Board of Directors authorized a $1.5 million stock repurchase program in January 2007 and a $2.0 million stock repurchase program in August 2007. As of August 15, 2007 the Company completed the $1.5 million stock repurchase program by repurchasing 102,370 shares, at an average cost of $14.65 per share, with a total cost of approximately $1.5 million. The Company continues to repurchase shares through its $2.0 million repurchase plan and as of December 31, 2007, the Company had repurchased 113,782 shares, at an average cost of $13.73 per share, with a total cost of approximately $1.6 million.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. The Bank anticipates opening a fifth banking office, located in Commack, New York, in the second fiscal quarter of 2008. Additional financial data for the quarter ended December 31, 2007 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.


                              FINANCIAL HIGHLIGHTS

                                                            At December 31,    At September 30,
                                                                 2007                2007
                                                          ------------------------------------
                                                                      (In thousands)
Selected Financial Condition Data:
Total assets                                                 $    400,458          $  390,434
Cash and due from banks                                             9,851               5,398
Certificates of deposit                                             3,493               3,890
Securities available-for-sale                                       4,643               4,601
Securities held-to-maturity                                        74,874              73,354
Loans held-for-sale                                                60,597              59,153
Loans receivable, net                                             229,071             225,467
Deposits                                                          299,605             287,155
Borrowings                                                          7,171               9,271
Stockholders' equity                                               85,756              85,259




                                                               For the Three Months Ended
                                                             December 31,        December 31,
                                                           ---------------     ---------------
                                                                 2007               2006
                                                           ---------------     ---------------
                                                          (In thousands, except per share data)
Selected Operating Data:

Interest income                                             $       6,700          $    7,147
Interest expense                                                    2,640               2,783
                                                           ---------------     ---------------
   Net interest income before provision for loan losses             4,060               4,364
Provision for loan losses                                              68                  17
                                                           ---------------     ---------------
   Net interest income after provision for loan losses              3,992               4,347
Non-interest income                                                   682                 785
Non-interest expense                                                2,812               2,398
                                                           ---------------     ---------------
Income before income taxes                                          1,862               2,734
Provision for income taxes                                            689               1,046
                                                           ---------------     ---------------
   Net income                                               $       1,173          $    1,688
                                                           ===============     ===============

   Basic earnings per common share                          $        0.09          $     0.13
   Diluted earnings per common share                        $        0.09          $     0.13




                                                             At or For the Three Months Ended
                                                             December 31,        December 31,
                                                          ------------------- -----------------
                                                               2007                 2006
                                                          ------------------- -----------------
Selected Financial Ratios:

Performance Ratios:
Return on average assets        (1)                                  1.18%               1.64%
Return on average equity        (1)                                  5.52%               8.34%
Interest rate spread            (2)                                  3.38%               3.57%
Net interest margin             (1) (3)                              4.28%               4.43%
Efficiency ratio                (4)                                 59.30%              46.57%
Non-interest expense to
       average total assets     (1)                                  2.82%               2.34%
Average interest-earning assets to
       average interest-bearing
       liabilities                                                 132.39%             130.47%

Asset Quality Ratios:
Non-performing assets as a percent of total assets                   0.01%               0.46%
Non-performing loans as a percent of total loans                     0.01%               0.66%
Allowance for loan losses as a percent of total loans                0.64%               0.62%

Other Data:
Number of full service offices                                       4                   4
------------------------------

  (1) Ratio is annualized.
  (2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
  (3) Represents net interest income as a percent of average interest-earning assets for the period.
  (4) Represents non-interest expense divided by the sum of net interest income and non-interest income.

